During the reporting period, Registrant registered and began issuing Class II Shares of the NVIT Income Bond Fund and Class II Shares of the American Century NVIT Growth Fund.
A description of each of these new share classes appears in the prospectus and statement of additional information that were included with Post-Effective Amendment No. 144, filed on March 14, 2011, and Post-Effective Amendment No. 146, filed on April 15, 2011, respectively, to the Trust's registration statement on Form N-1A.